Exhibit 3.1

ARTICLES OF INCORPORATION OF

PENDRELL WASHINGTON CORPORATION

ARTICLE 1 – NAME

The name of the corporation is Pendrell Washington Corporation.

ARTICLE 2 – DURATION

This corporation is organized under the Washington Business Corporation Act (the “Act”) and shall have perpetual existence.

ARTICLE 3 – PURPOSES

The nature of the business or purpose to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the Act.

ARTICLE 4 – REGISTERED OFFICE AND AGENT

The address of the registered office of the corporation is 300 Deschutes Way S.W., Suite 304, Tumwater, Washington 98501. The name and address of its registered agent is Corporation Service Company.

ARTICLE 5 – SHARES

A. Classes and Series of Stock. The corporation shall have authority to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The Class A Common Stock and the Class B Common Stock are collectively referred to herein as the “Common Stock.” The total number of shares that the corporation is authorized to issue is 1,125,000,000 shares, of which 900,000,000 shares shall be Class A Common Stock, 150,000,000 shares shall be Class B Common Stock and 75,000,000 shares shall be Preferred Stock. Each share of Common Stock and Preferred Stock shall have a par value of $0.01. Authority is hereby expressly granted, subject to the limitations and procedures prescribed by law, to the corporation’s board of directors (the “Board”) to provide for the issuance of any class or classes of Preferred Stock or any series of any class of Preferred Stock of the corporation not exceeding in the aggregate the number of Preferred Shares authorized by these Articles of Incorporation, as amended from time to time. Before the corporation shall issue any Preferred Shares of any series other than those series designated in these Articles of Incorporation, Articles of Amendment or Restated Articles of Incorporation, fixing the voting powers, designations, preferences, the relative, participating, option, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the Preferred Shares of such series, and the number of Preferred Shares of such series authorized by the Board to be issued shall be filed with the secretary of state in accordance with the Act and shall become effective without any shareholder action. The Board is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

B. Class A Common Stock and Class B Common Stock. Except with regard to the differential voting power as described in Section B.4 of this Article 5 and the Class B Common Conversion Rights described in Section B.7 of this Article 5, the Class A Common Stock and the Class B Common Stock shall have the same characteristics, rights, privileges, preferences and limitations and shall rank equally, share ratably and be identical in all respects as to all matters.

1. Dividend Rights. The holders of shares of Common Stock shall be entitled to receive ratably, without regard to class such dividends as may from time to time be declared by the Board out of funds legally available therefor. Stock dividends on any class of Common Stock shall not be paid or issued unless paid or issued on all classes of Common Stock, in which case they shall be paid or issued only in shares of that class.

2. Distribution of Assets upon Liquidation. In the event that the corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for such parties the full amounts to which they are otherwise entitled under these Articles of Incorporation or by law, the net assets of the corporation remaining thereafter shall be divided ratably without regard to class among the holders of shares of Common Stock.

3. Redemption. Neither the corporation nor any holder of Class A Common Stock or Class B Common Stock shall have the right to require the redemption of Class A Common Stock or Class B Common Stock, except as otherwise may be mutually agreed in writing by the corporation and one or more holders of Class A Common Stock or Class B Common Stock with respect to such holder’s or holders’ shares of Common Stock.

4. Voting Rights. On all matters upon which holders of the Common Stock are entitled or permitted to vote, every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in such holder’s name on the transfer books of the corporation, and every holder of Class B Common Stock shall be entitled to ten votes in person or by proxy for each share of Class B Common Stock standing in such holder’s name on the transfer books of the corporation. Except as otherwise provided herein or the bylaws of the corporation, or as required by law, the holders of Units of Series Junior Preferred (as defined below) and the holders of shares of Class A Common Stock, Class B Common Stock and any other stock of the corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the corporation.

5. Split, Subdivision or Combination. If the corporation shall in any manner split, subdivide or combine the outstanding shares of any class of Common Stock (or undertake any similar transaction), the outstanding shares of the other classes of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other classes of Common Stock have been split, subdivided or combined. Any decrease or increase in the number of shares of any class of Common Stock resulting from a split, subdivision, combination or consolidation of shares or other capital reclassification shall not be permitted unless parallel action is taken with respect to each other class of Common Stock, so that the number of shares of each class of Common Stock outstanding shall be impacted proportionately.

6. Merger or Consolidation. In the event of any consolidation, merger, division, share exchange, combination, sale of all or substantially all of the corporation’s assets, or other transaction in which the shares of Class B Common Stock are exchanged for or changed into other securities, cash and/or any other property, then the holders of each class of Common Stock shall be entitled to receive the same per share consideration in such transaction; provided that if all or part of the consideration so received consists of common stock of the surviving or resulting entity, the common stock so issued may differ as to voting and conversion rights to the extent, but only to the extent, that the classes of Common Stock so differ as set forth herein.

7. Conversion. The holders of shares of Class B Common Stock shall have optional conversion rights, and be subject to automatic conversion, as follows (collectively, the “Class B Common Conversion Rights”):

(a) Optional Conversion. At any time, each share of Class B Common Stock shall be convertible at the option of the holder thereof into one fully paid and nonassessable share of Class A Common Stock.

(b) Automatic Conversion. Shares of Class B Common Stock that are sold, assigned, pledged, encumbered or transferred on any basis, whether voluntary or involuntary (a “Transfer”), shall be automatically converted into shares of Class A Common Stock, whether or not the certificates representing such shares of Class B Common Stock have been surrendered for conversion, (i) upon such Transfer except for Transfers to a Permitted Transferee (as defined below), or (ii) following a Transfer to a Permitted Transferee, at the time, if any, that the Permitted Transferee ceases to qualify as a Permitted Transferee.

(c) For purposes of this Section B.7 of this Article 5 the following terms shall have the meanings set forth below:

(i) “Affiliate” shall mean a party that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the shareholder specified. For purposes of this definition, an entity shall be deemed to be controlled by a shareholder if (and only for so long as) (x) such shareholder has the right to vote by ownership, proxy or otherwise securities constituting 5% or more of the voting power of such entity if such entity has equity securities registered and files reports under the United States Securities Exchange Act of 1934, as amended, or otherwise (if not reporting) securities constituting 50% or more of the voting power of such entity; (y) such shareholder possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; or (z) with respect to a charitable trust, foundation or nonprofit corporation, such shareholder is the sole trustee or director or has the power to appoint a majority of the trustees or directors thereof.

(ii) “Permitted Transferee” shall mean any one of the following persons or entities:

(a) The holders of shares of the Class B Common Stock as of the date of adoption of these Articles, plus Affiliates of Eagle River Investments, L.L.C. (“Eagle River”); or

(b) in the event of any bona fide pledge by the holder of such shares of the corporation, a lender, financing entity or investment banking firm so long as the pledgee acknowledges in writing that the shares subject to such pledge are subject to automatic conversion as provided herein upon foreclosure or other action to take or sell such shares.

(d) Mechanics of Conversion. In the event of optional conversion of Class B Common Stock pursuant to Section B.7(a) of this Article 5, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or any transfer agent of such stock, and shall give written notice to the secretary of the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The corporation shall, as soon as practical thereafter, issue and deliver at such office to such holder or the nominee or nominees of such holder, certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on such date of such surrender of the shares to be converted and the person or persons entitled to receive the shares of Class A Common Stock issuable on the conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. In the event of the automatic conversion of shares of Class B Common Stock pursuant to Section B.7(b) of this Article 5, the outstanding certificates representing the shares of Class B Common Stock so converted shall be deemed to represent, immediately upon such conversion and without further action, the appropriate number of shares of Class A Common Stock issuable upon such conversion; and, upon tender to the corporation of the original certificate(s) representing such converted shares of Class B Common Stock, the holder thereof shall be entitled to receive new certificate(s) representing the appropriate number of shares of Class A Common Stock issuable upon such conversion. Any shares of Class B Common Stock cancelled pursuant to this Section B.7 shall be restored to the status of authorized but unissued shares of Class B Common Stock.

(e) Reservation of Class A Common Stock Issuable upon Conversion. The corporation shall at all times keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all of the outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of Class B Common Stock, in addition to such other remedies as may be available to the holders of such shares, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles of Incorporation.

8. No Impairment. The corporation will not, (i) by amendment of these Articles of Incorporation or the corporation’s bylaws, (ii) by adopting any provision or entering into any agreement inconsistent therewith, or (iii) through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance of shares or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out all of the provisions of this Article 5 and in taking all of such action as may be necessary or appropriate in order to protect the powers, preferences and rights, including the voting rights and any Class B Common Conversion Rights of the holders of shares of Class A Common Stock and Class B Common Stock against impairment.

C. Designation of Series A Junior Participating Preferred Stock and Series B Junior Participating Preferred Stock. The corporation has designated, out of its 75,000,000 shares of Preferred Stock, (1) a series of Preferred Stock known as “Series A Junior Participating Preferred Stock” (hereinafter, the “Series A Junior Preferred”), consisting of 2,800,000 shares, and (2) a series of Preferred Stock known as “Series B Junior Participating Preferred Stock” (hereinafter, the “Series B Junior Preferred” and together with the Series A Junior Preferred, the “Series Junior Preferred”), consisting of 600,000 shares, having the following relative rights and preferences.

1. Dividends and Distributions.

(a) Series A Junior Preferred.

(1) Subject to the prior and superior rights of the holders of any shares of any other series of Preferred Stock or any other shares of stock of the corporation ranking prior and superior to the shares of Series A Junior Preferred with respect to dividends, each holder of one one-thousandth (1/1000) of a share (a “Unit”) of Series A Junior Preferred shall be entitled to receive, when, as and if declared by the Board out of funds legally available for that purpose, and on a pari passu basis with the Series B Junior Preferred, (i) quarterly dividends payable in cash on the second Monday of March, June, September and December in each year (each such date being a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Unit of Series A Junior Preferred, in an amount per Unit (rounded to the nearest cent) equal to the greater of (a) $0.001 or (b) subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends declared on shares of the Class A Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series A Junior Preferred, and (ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per Unit equal to the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Class A Common Stock or a subdivision of the outstanding shares of Class A Common Stock by reclassification or otherwise) declared on shares of Class A Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series A Junior Preferred. In the event that the corporation shall at any time after January 29, 2010 (the “Rights Declaration Date”) (i) declare any dividend on outstanding shares of Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide outstanding shares of Class A Common Stock or (iii) combine outstanding shares of Class A Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series A Junior Preferred was entitled immediately prior to such event under clause (i) (b) or clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction (y) the numerator of which shall be the number of shares of Class A Common Stock that are outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

(2) The corporation shall declare a dividend or distribution on Units of Series A Junior Preferred as provided in paragraph (1) above immediately after it declares a dividend or distribution on the shares of Class A Common Stock (other than a dividend payable in shares of Class A Common Stock or a subdivision of the outstanding shares of Class A Common Stock, by reclassification or otherwise).

(3) Stock dividends on the Series A Junior Preferred shall not be paid or issued unless (x) such stock dividend is paid or issued only in shares or Units of Series A Junior Preferred or shares of Class A Common Stock and (y) a stock dividend is paid or issued contemporaneously on the Series B Junior Preferred, on the same pro rata basis and in the form of shares or Units of Series B Junior Preferred or shares of Class B Common Stock.

(4) Dividends shall begin to accrue and shall be cumulative on each outstanding Unit of Series A Junior Preferred from the Quarterly Dividend Payment Date next preceding the date of issuance of a Unit of Series A Junior Preferred, unless the date of issuance of such Unit is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such Unit shall begin to accrue from the date of issuance of such Unit, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Units of Series A Junior Preferred entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on Units of Series A Junior Preferred in an amount less than the aggregate amount of all such dividends at the time accrued and payable on such Units shall be allocated pro rata on a Unit-by-Unit basis among all Units of Series A Junior Preferred at the time outstanding. The Board may fix a record date for the determination of holders of Units of Series A Junior Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(b) Series B Junior Preferred.

(1) Subject to the prior and superior rights of the holders of any shares of any other series of Preferred Stock or any other shares of stock of the corporation ranking prior and superior to the shares of Series B Junior Preferred with respect to dividends, each holder of a Unit of Series B Junior Preferred shall be entitled to receive, when, as and if declared by the Board out of funds legally available for that purpose, and on a pari passu basis with the Series A Junior Preferred, (i) quarterly dividends payable in cash on the Quarterly Dividend Payment Date, commencing on the first Quarterly Dividend Payment Date after the first issuance of a Unit of Series B Junior Preferred, in an amount per Unit (rounded to the nearest cent) equal to the greater of (a) $0.001 or (b) subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends declared on shares of the Class B Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series B Junior Preferred, and (ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per Unit equal to the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Class B Common Stock or a subdivision of the outstanding shares of Class B Common Stock, by reclassification or otherwise) declared on shares of Class B Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series B Junior Preferred. In the event that the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Class B Common Stock payable in shares of Class B Common Stock, (ii) subdivide outstanding shares of Class B Common Stock or (iii) combine outstanding shares of Class B Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series B Junior Preferred was entitled immediately prior to such event under clause (i) (b) or clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction (y) the numerator of which shall be the number of shares of Class B Common Stock that are outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Class B Common Stock that were outstanding immediately prior to such event.

(2) The corporation shall declare a dividend or distribution on Units of Series B Junior Preferred as provided in paragraph (1) above immediately after it declares a dividend or distribution on the shares of Class B Common Stock (other than a dividend payable in shares of Class B Common Stock or a subdivision of the outstanding shares of Class B Common Stock, by reclassification or otherwise).

(3) Stock dividends on the Series B Junior Preferred shall not be paid or issued unless (x) such stock dividend is paid or issued only in shares or Units of Series B Junior Preferred or shares of Class B Common Stock and (y) a stock dividend is paid or issued contemporaneously on the Series A Junior Preferred, on the same pro rata basis and in the form of shares or Units of Series A Junior Preferred or shares of Class A Common Stock.

(4) Dividends shall begin to accrue and shall be cumulative on each outstanding Unit of Series B Junior Preferred from the Quarterly Dividend Payment Date next preceding the date of issuance of a Unit of Series B Junior Preferred, unless the date of issuance of such Unit is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such Unit shall begin to accrue from the date of issuance of such Unit, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Units of Series B Junior Preferred entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on Units of Series B Junior Preferred in an amount less than the aggregate amount of all such dividends at the time accrued and payable on such Units shall be allocated pro rata on a Unit-by-Unit basis among all Units of Series B Junior Preferred at the time outstanding. The Board may fix a record date for the determination of holders of Units of Series B Junior Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

2. Voting Rights. The holders of Units of Series Junior Preferred shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each Unit of Series A Junior Preferred shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the corporation. In the event the corporation shall, at any time after the Rights Declaration Date, (i) declare any dividend on outstanding shares of Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide outstanding shares of Class A Common Stock or (iii) combine the outstanding shares of Class A Common Stock into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series A Junior Preferred were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction (y) the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

(b) Subject to the provision for adjustment hereinafter set forth, each Unit of Series B Junior Preferred shall entitle the holder thereof to ten votes on all matters submitted to a vote of the shareholders of the corporation. In the event the corporation shall, at any time after the Rights Declaration Date, (i) declare any dividend on outstanding shares of Class B Common Stock payable in shares of Class B Common Stock, (ii) subdivide outstanding shares of Class B Common Stock or (iii) combine the outstanding shares of Class B Common Stock into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series B Junior Preferred were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction (y) the numerator of which shall be the number of shares of Class B Common Stock outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Class B Common Stock that were outstanding immediately prior to such event.

(c) Except as otherwise provided herein or the bylaws of the corporation or as required by law, the holders of Units of Series Junior Preferred and the holders of shares of Class A Common Stock, Class B Common Stock and any other stock of the corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the corporation.

3. Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on Units of Series Junior Preferred as provided herein are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding Units of Series Junior Preferred shall have been paid in full, the corporation shall not:

(1) declare or pay dividends on, or make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of junior stock;

(2) declare or pay dividends on, or make any other distributions on, any shares of parity stock, except dividends paid ratably on Units of Series Junior Preferred and shares of all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Units and all such shares are then entitled;

(3) redeem or purchase or otherwise acquire for consideration shares of any parity stock, provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any junior stock; or

(4) redeem or purchase or otherwise acquire for consideration any Units of Series Junior Preferred, or any shares of parity stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such Units and shares of parity stock upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series and classes.

(b) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation, unless the corporation could, under paragraph (a) of this Section 3, purchase or otherwise acquire such shares at such time and in such manner.

4. Reacquired Shares. Any Units of Series Junior Preferred purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such Units shall, upon their cancellation, become authorized but unissued shares (or fractions of shares) of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.

5. Liquidation, Dissolution or Winding Up.

(a) Series A Junior Preferred.

(1) Upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, no distribution shall be made (i) to the holders of shares of junior stock, unless the holders of Units of Series A Junior Preferred shall have received, subject to adjustment as hereinafter provided in paragraph (2), the greater of either (a) $0.01 per Unit plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, or (b) the amount per unit equal to the aggregate per share amount to be distributed to holders of shares of Class A Common Stock, or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on Units of Series A Junior Preferred and all other shares of such parity stock in proportion to the total amounts to which the holders of Units of Series A Junior Preferred are entitled under clause (i)(a) of this sentence and to which the holders of shares of such parity stock are entitled, in each case upon such liquidation, dissolution or winding up.

(2) In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide outstanding shares of Class A Common Stock, or (iii) combine outstanding shares of Class A Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series A Junior Preferred were entitled immediately prior to such event pursuant to clause (i)(b) of paragraph (1) of this Section 5(a) shall be adjusted by multiplying such amount by a fraction (y) the numerator of which shall be the number of shares of Class A Common Stock that are outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

(b) Series B Junior Preferred.

(1) Upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, no distribution shall be made (i) to the holders of shares of junior stock, unless the holders of Units of Series B Junior Preferred shall have received, subject to adjustment as hereinafter provided in paragraph (B), the greater of either (a) $0.01 per Unit plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, or (b) the amount per unit equal to the aggregate per share amount to be distributed to holders of shares of Class B Common Stock, or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on Units of Series B Junior Preferred and all other shares of such parity stock in proportion to the total amounts to which the holders of Units of Series B Junior Preferred are entitled under clause (i)(a) of this sentence and to which the holders of shares of such parity stock are entitled, in each case upon such liquidation, dissolution or winding up.

(2) In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Class B Common Stock payable in shares of Class B Common Stock, (ii) subdivide outstanding shares of Class B Common Stock, or (iii) combine outstanding shares of Class B Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series B Junior Preferred were entitled immediately prior to such event pursuant to clause (i)(b) of paragraph (1) of this Section 5(b) shall be adjusted by multiplying such amount by a fraction (y) the numerator of which shall be the number of shares of Class B Common Stock that are outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Class B Common Stock that were outstanding immediately prior to such event.

6. Split, Subdivision or Combination. If the corporation shall in any manner split, subdivide or combine the outstanding shares or Units of either series of Series Junior Preferred (or undertake any similar transaction), the outstanding shares or Units, as applicable, of the other series of Series Junior Preferred shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares or Units of the first mentioned series of Series Junior Preferred have been split, subdivided or combined. Any decrease or increase in the number of shares or Units of either series of Series Junior Preferred resulting from a split, subdivision, combination or consolidation of shares or Units or other capital reclassification shall not be permitted unless parallel action is taken with respect to the other series of Series Junior Preferred, so that the number of shares or Units, as applicable, of each of the series of Series Junior Preferred shall be impacted proportionately.

7. Consolidation, Merger, etc.

(a) Series A Junior Preferred.

(1) In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Class A Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case Units of Series A Junior Preferred shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Class A Common Stock is converted or exchanged. In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide outstanding shares of Class A Common Stock, or (iii) combine outstanding Class A Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of Units of Series A Junior Preferred shall be adjusted by multiplying such amount by a fraction (y) the numerator of which shall be the number of shares of Class A Common Stock that are outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

(2) In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the Units of Series B Junior Preferred are exchanged for or changed into other securities, cash and/or any other property, then the holders of the Units of Series A Junior Preferred shall be entitled to receive the same per-Unit consideration in such transaction; provided that if all or part of the consideration so received consists of common stock or other securities of the surviving or resulting entity, the common stock or other securities so issued may differ as to voting and conversion rights to the extent, but only to the extent, that the Series A Junior Preferred and Series B Junior Preferred so differ as set forth herein.

(b) Series B Junior Preferred.

(1) In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Class B Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case Units of Series B Junior Preferred shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Class B Common Stock is converted or exchanged. In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Class B Common Stock payable in shares of Class B Common Stock, (ii) subdivide outstanding shares of Class B Common Stock, or (iii) combine outstanding Class B Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of Units of Series B Junior Preferred shall be adjusted by multiplying such amount by a fraction (y) the numerator of which shall be the number of shares of Class B Common Stock that are outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Class B Common Stock that were outstanding immediately prior to such event.

(2) In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the Units of Series A Junior Preferred are exchanged for or changed into other securities, cash and/or any other property, then the holders of the Units of Series B Junior Preferred shall be entitled to receive the same per-Unit consideration in such transaction; provided that if all or part of the consideration so received consists of common stock or other securities of the surviving or resulting entity, the common stock or other securities so issued may differ as to voting and conversion rights to the extent, but only to the extent, that the Series A Junior Preferred and Series B Junior Preferred so differ as set forth herein.

8. Conversion of Series B Junior Preferred. The holders of shares of Series B Junior Preferred shall have optional conversion rights, and be subject to automatic conversion, as follows (collectively, the “Series B Junior Preferred Conversion Rights”):

(a) Optional Conversion. At any time, each Unit of Series B Junior Preferred shall be convertible at the option of the holder thereof into one fully paid and nonassessable Unit of Series A Junior Preferred.

(b) Automatic Conversion. Units of Series B Junior Preferred that are the subject of a Transfer shall be automatically converted into an equal number of Units of Series A Junior Preferred, whether or not the certificates representing such Units of Series B Junior Preferred have been surrendered for conversion, (i) upon such Transfer, except for Transfers to a Permitted Transferee or (ii) following a Transfer to a Permitted Transferee, at the time, if any, that the Permitted Transferee ceases to qualify as a Permitted Transferee.

(c) Mechanics of Conversion. In the event of optional conversion of Series B Junior Preferred pursuant to Section 8(a) hereof, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or any transfer agent of such stock, and shall give written notice to the secretary of the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Units of Series A Junior Preferred are to be issued. The corporation shall, as soon as practical thereafter, issue and deliver at such office to such holder or the nominee or nominees of such holder, certificate(s) for the number of Units of Series A Junior Preferred to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on such date of such surrender of the Units to be converted and the person or persons entitled to receive the Units of Series A Junior Preferred issuable on the conversion shall be treated for all purposes as the record holder or holders of such Units of Series A Junior Preferred as of such date. In the event of the automatic conversion of Units of Series B Junior Preferred pursuant to Section 8(b) hereof, the outstanding certificates representing the Units of Series B Junior Preferred so converted shall be deemed to represent, immediately upon such conversion and without further action, the appropriate number of Units of Series A Junior Preferred issuable upon such conversion; and, upon tender to the corporation of the original certificate(s) representing such converted Units of Series B Junior Preferred, the holder thereof shall be entitled to receive new certificate(s) representing the appropriate number of Units of Series A Junior Preferred issuable upon such conversion. Any Units of Series B Junior Preferred cancelled pursuant to this Section (8)(c) shall be restored to the status of authorized but unissued Units of Series B Junior Preferred.

(d) Reservation of Series A Junior Participating Preferred Stock Issuable upon Conversion. The corporation shall at all times keep available out of its authorized but unissued Units of Series A Junior Preferred, solely for the purpose of effecting the conversion of the Units of Series B Junior Preferred, such number of Units of Series A Junior Preferred as shall from time to time be sufficient to effect the conversion of all of the outstanding Units of Series B Junior Preferred; and if at any time the number of authorized but unissued Units of Series A Junior Preferred shall not be sufficient to effect the conversion of all of the then outstanding Units of Series B Junior Preferred, in addition to such other remedies as may be available to the holders of such Units, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Units of Series A Junior Preferred to such number of Units as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Incorporation.

9. Redemption. The Units of Series Junior Preferred shall not be redeemable.

10. Ranking. The Units of Series A Junior Preferred and shares of Series A Junior Preferred shall rank pari passu with the Series B Junior Preferred and junior to all other series of the Preferred Stock and to any other class of Preferred Stock that hereafter may be issued by the corporation as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise. The Units of Series B Junior Preferred and shares of Series B Junior Preferred shall rank pari passu with the Series A Junior Preferred and junior to all other series of the Preferred Stock and to any other class of Preferred Stock that hereafter may be issued by the corporation as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.

11. Fractional Shares. The Series Junior Preferred may be issued in Units or other fractions of a share, which Units or other fractions shall entitle the holder, in proportion to such holder’s Units or other fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of the applicable class of Series Junior Preferred.

12. Amendment.

(a) At any time when any Units of Series A Junior Preferred are outstanding, the Articles of Incorporation of the corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Units of Series A Junior Preferred so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Units of Series A Junior Preferred, voting separately as a class.

(b) At any time when any Units of Series B Junior Preferred are outstanding, the Articles of Incorporation of the corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Units of Series B Junior Preferred so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Units of Series B Junior Preferred, voting separately as a class.

13. Certain Definitions. As used in Section C of this Article 5 with respect to the Series Junior Preferred, the following terms shall have the following meanings:

(i) The term “junior stock” (i) as used in Section C.1(c), shall mean the Class A and Class B Common Stock and any other class or series of capital stock of the corporation over which the Series Junior Preferred Stock has preference or priority as to dividends and (ii) as used in Section C.1(e), shall mean such

Common Stock and any other class or series of capital stock of the corporation over which the Series A Junior Preferred or Series B Junior Preferred, as applicable, has preference or priority in any liquidation, dissolution or winding up of the corporation.

(ii) The term “parity stock” (i) as used in Section C.1(c), shall mean any class or series of capital stock of the corporation hereafter authorized or issued ranking pari passu with the Series Junior Preferred as to dividends and (ii) as used in Section C.1(e), shall mean any class or series of capital stock of the corporation ranking pari passu with the Series A Junior Preferred or Series B Junior Preferred, as applicable, in any liquidation, dissolution or winding up.

ARTICLE 6 – NO PREEMPTIVE RIGHTS

Except as may be otherwise provided by the Board, no preemptive rights shall exist with respect to the shares of Common Stock, Preferred Stock or other securities convertible into shares of Common Stock of this corporation.

ARTICLE 7 – BYLAWS

In furtherance and not in limitation of the powers conferred by the Act, the Board shall have the power to make, adopt, repeal, alter, amend and rescind the bylaws for this corporation, subject to the power of the shareholders to amend or repeal such bylaws in accordance with the Act. The shareholders shall also have the power to adopt, amend or repeal the bylaws for this corporation in accordance with the Act.

ARTICLE 8 – DIRECTORS

The number of directors of the corporation shall be determined in the manner specified in the bylaws and may be increased or decreased from time to time in the manner provided therein.

ARTICLE 9 – NO CUMULATIVE VOTING

No cumulative voting for directors shall be permitted.

ARTICLE 10 – INDEMNIFICATION

A. The capitalized terms in this Article 10 shall have the meanings set forth in RCW 23B.08.500.

B. The Corporation shall indemnify and hold harmless each individual who is or was serving as a Director or officer of the Corporation or who, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any and all Liability incurred with respect to any Proceeding to which the individual is or is threatened to be made a Party because of such service, and shall make advances of reasonable Expenses with respect to such Proceeding, to the fullest extent permitted by law, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 and 23B.08.560(2); provided that no such indemnity shall indemnify any Director or officer from or on account of: (1) acts or omissions of the Director or officer finally adjudged to be intentional misconduct or a knowing violation of law; (2) conduct of the Director or officer finally adjudged to be in violation of RCW 23B.08.310; or (3) any transaction with respect to which it was finally adjudged that such Director or officer personally received a benefit in money, property, or services to which the Director or officer was not legally entitled.

C. To the fullest extent permitted by law, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 and 23B.08.560(2), the rights to indemnification and advance of reasonable Expenses conferred in this Article 10 shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. The right to indemnification conferred in this Article 10 shall be a contract right upon which each

Director or officer shall be presumed to have relied in determining to serve or to continue to serve as such. Any amendment to or repeal of this Article 10 shall not adversely affect any right or protection of a Director or officer of the Corporation for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment or repeal.

D. If, after the effective date of this Article 10, the Act is amended to authorize further indemnification of Directors or officers, then Directors and officers of the Corporation shall be indemnified to the fullest extent permitted by the Act.

E. If a claim under this Article 10 is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

F. The Corporation may purchase and maintain insurance on behalf of an individual who is or was a Director, officer, employee, or agent of the Corporation or, who, while a Director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against Liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify the individual against such Liability under RCW 23B.08.510 or 23B.08.520.

ARTICLE 11 – LIMITATIONS OF DIRECTOR LIABILITY

To the fullest extent permitted by the Act, as it exists on the date hereof or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director. Any amendment to or repeal of this Article 11 shall not adversely affect a director of this corporation with respect to any conduct of such director occurring prior to such amendment or repeal.

ARTICLE 12 – SPECIAL SHAREHOLDER MEETINGS

Special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time by (i) the corporation’s Chairman of the Board, (ii) the corporation’s Chief Executive Officer or President, or (iii) shareholders holding not less than a majority of all votes attributable to the issued and outstanding shares of the corporation’s stock taken together and not as separate classes, provided the request is in proper form as prescribed in the bylaws of the corporation or as otherwise required by applicable law. Such special meetings may not be called by any other person or persons.

ARTICLE 13 – ACTION BY MAJORITY VOTE; REDUCED VOTING REQUIREMENTS

The provisions of this Article 13 are specifically intended to reduce the voting requirements otherwise prescribed under RCW 23B.10.030, 23B.11.030, 23B.12.020 and 23B.14.020, in accordance with RCW 23B.07.270. In the case of any matter submitted to a vote of the shareholders of this corporation for which the Act requires (unless these Articles of Incorporation provide otherwise) the approval of two-thirds of the votes of each voting group entitled to be cast thereon, the approval of a majority, rather than two-thirds, of the votes of each voting group entitled to be cast on such matter shall be sufficient for such matter to be approved. Without limiting the generality of the foregoing, such matters are intended to include, to the extent not inconsistent with the Act, amendments to these Articles of Incorporation, mergers and share exchanges, sales of assets other than in the ordinary course of business, and dissolution. In addition, except as otherwise provided in these Articles of Incorporation, as amended from time to time, the application of separate voting group rights under RCW 23B.10.040(1)(a), (e) or (f), or 23B.11.035 (or any related section concerning voting group rights as to mergers or share exchanges), is hereby explicitly denied.

ARTICLE 14 – AMENDMENTS

The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereinafter prescribed by statutes, and all rights conferred upon the shareholders and directors therein are granted subject to this reservation.

The undersigned, as Incorporator of Pendrell Washington Corporation, has signed these Articles of Incorporation on November 1, 2012.

PENDRELL WASHINGTON CORPORATION

By:	/s/ Robert S. Jaffe
Robert S. Jaffe, Incorporator 2300 Carillon Point Kirkland, WA 98033